Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of January 29, 2024

AVG Group S.a.r.l.
By:	/s/ Karl Andersen
Name:	Karl Andersen
Its:	Managing Director

Nordic ESG and Impact SCSp

By:	AVG Group S.a.r.L., its general partner

By:	/s/ Karl Andersen
Name:	Karl Andersen
Its:	Managing Director

Karl Andersen

By:	/s/ Karl Andersen
Name:	Karl Andersen